NEWS For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. www.twitter.com/ford www.facebook.com/ford Ford F-Series, SUVs, Lincoln Post Gains in February; Ford’s Overall U.S. Sales Down 4 Percent Versus Year Ago  Ford brand SUVs post record February results, with 68,820 vehicles sold  Ford F-Series U.S. sales increase 9 percent versus a year ago, with 65,956 pickups sold  Lincoln sales increase 9 percent, with gains coming from MKC, MKX and all-new Continental  Ford Motor Company total U.S. sales of 208,440 vehicles are down 4 percent from a year ago; retail sales are down 3 percent, while fleet sales decline 5 percent DEARBORN, Mich., March 1, 2017 – Overall Ford Motor Company U.S. sales totaled 208,440 vehicles in February, a 4 percent decline versus a year ago. Retail sales of 134,576 vehicles decreased 3 percent, while fleet sales were down 5 percent, with 73,864 vehicles sold. The fleet decline reflects a strong year-ago comparison, with customer orders front-loaded in early 2016. Overall car sales were down 24 percent, while customers continue to shift to trucks and SUVs. Ford brand SUV sales totaled 68,820 vehicles – record February sales – up 6 percent versus a year ago. Record Escape sales of 27,637 vehicles and a 48 percent increase in Expedition sales drove the gains. Ford F-Series was up 9 percent, with 65,956 trucks sold. This represents F-Series’ best sales since 2004, with all-new Super Duty retail gains coming from every region of the country. “We continue seeing strong consumer demand for the highest-series Super Duty pickups and the all-new F-150 Raptor, plus greater availability of 2017 model year F-150s,” said Mark LaNeve, vice president, U.S. Marketing, Sales and Service. “This drove a $3,600 increase in average transaction prices for F-Series last month alone, Lincoln had a $2,100 increase, ultimately delivering an overall company transaction price increase of $1,900 per vehicle.” Lincoln sales totaled 8,744 vehicles, a 9 percent increase. Lincoln MKC, up 12 percent, MKX, up 1 percent, and all-new Continental sales of 1,079 cars fueled the growth. # # #

FORD MOTOR COMPANY

FEBRUARY 2017

	February 2017		February CYTD	
Fleet Segment	Percent of Total Sales	YOY Change	Percent of Total Sales	YOY Change
Rental	17.8%	(0.8) points	15.3%	(1.8) points
Commercial	12.3%	0.3 points	11.9%	(0.4) points
Government	5.4%	0.1 points	5.9%	0.0 points
Total Fleet	35.4%	(0.5) points	33.1%	(2.2) points

	February 2017		January 2017		February 2016	
Gross Stock (incl. in-transit)	Units at Month End	Days Supply	Units at Month End	Days Supply	Units at Month End	Days Supply
Cars	156,602	74	167,074	97	216,520	78
SUVs	200,392	65	201,479	82	198,988	68
Trucks	325,106	94	316,353	105	343,901	103
Total	682,100	79	684,906	95	759,409	84

	February 2017		January 2017		February 2016	
Dealer Stock (on ground)	Units at Month End	Days Supply	Units at Month End	Days Supply	Units at Month End	Days Supply
Cars	130,969	62	131,194	76	177,252	64
SUVs	166,715	54	167,845	69	161,295	55
Trucks	276,473	80	264,105	87	287,869	86
Total	574,157	66	563,144	78	626,416	69

About Ford Motor Company
Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 201,000 employees and 62 plants worldwide, the *company's core business includes designing,* manufacturing, marketing and servicing a full line of Ford cars, trucks and SUVs, as well as Lincoln luxury vehicles. To expand its business model, Ford is aggressively pursuing emerging opportunities with investments in electrification, autonomy and mobility. Ford provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products and services, please visit www.corporate.ford.com.

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. 3 Contact: Erich Merkle 313.806.4562 emerkle2@ford.com